Exhibit 99

HELMERICH & PAYNE ANNOUNCES TWO CONTRACTS FOR 5 NEW FLEXRIGS

     Helmerich & Payne, Inc. announced today that it had signed separate term contracts with two exploration and production companies to operate a total of five new FlexRigs®. Each rig contract includes a minimum term of three years and contains certain performance adjustments. Other terms and customer names were not disclosed.

     H&P will construct four FlexRig4s at an average estimated construction cost of $13.2 million each, and will construct one FlexRig3 at a cost of $14.1 million. Compared with the previously announced FlexRig4s, the new FlexRig4s will have different equipment requirements which increase the estimated construction costs. Field delivery of the five rigs is scheduled for one rig per month beginning February 2006.

     Company President and CEO, Hans Helmerich commented, “These new contracts bring our recent construction commitments to a total of 18 new FlexRigs with four different customers. Clearly, the value of FlexRig technology is being recognized, as well as our commitment to highly efficient and safe operations in the field. All of these contracts provide very attractive financial returns to the Company.”

     Helmerich & Payne, Inc. (HP/NYSE) is a contract drilling company that owns 91 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, 26 rigs located in South America, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs.

     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by H&P, in its Form 10-K filed with the Securities and Exchange Commission on December 13, 2004. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact: Doug Fears
(918) 588-5208